Exhibit 99.1
10.8 AGREEMENT
(Contract)
This Agreement, made this         day of             , 2007, by and between First United Ethanol, LLC, herein called “Owner”, acting herein through its Chief Executive Officer (CEO), and Railworks Track Systems, Inc. (a corporation) (a partnership) (an individual doing business as                                                                                                                                                                                )
[Strike out inapplicable terms]
of  , County of           and state of                            , hereinafter called “Contractor”.
Witnesseth: That for and in consideration of the payments and agreements herein mentioned, to be made and performed by the Owner, the Contractor hereby agrees with the Owner to commence and complete the construction described as follows:
To complete the Proposed Loop Track Serving First United Ethanol, LLC, as per the Project Documents herein, and at the unit prices quoted, hereinafter called the “project”, for the sum of Seven hundred and eight thousand and thirty-two and 00/100 Dollars ($708,032.00)
and all extra work in connection therewith, under the terms as stated in the Project Documents; and as this (its or their) own property cost and expense to furnish all the materials, supplies, machinery, equipment, tools, supervision, labor, insurance, bonds, access, and other accessories and services necessary to complete the said project in accordance with the conditions and prices stated on the Bid Sheet, the final cost schedule, the Project Documents, Plans and Specifications as prepared by Crouch Engineering, P.C., herein entitled the “Engineer”, all of which are made a part hereof and collectively evidence and constitute the Agreement.
The Bidder hereby agrees to commence work under this Agreement by October 2007 and to fully complete the project by April 15, 2008 as stipulated in the Specifications. The Bidder further agrees to pay as liquidated damages, the sum of $500.00 for each consecutive calendar day thereafter until the project is 100% complete.
The undersigned bidder hereby certifies that he has received, read, and executed the following number addenda:  _____  ,  _____  ,  _____  ..
The Owner agrees to pay the Contractor in current funds for the performance of the Agreement, subject to additions and deductions, as provided in the Agreement, signed change orders, or contract amendments, and to make payments on account thereof as provided in the Specifications.

IN WITNESS WHEREOF, the parties to these presents have executed this Agreement in five (5) counterparts, each of which will be deemed an original, in the year and day first above mentioned.

/s/ Anthony J. Flagg	Date:	September 12, 2007

CEO, First United Ethanol, LLC

/s/ Alicia Shirah	Date:	9-12-07

Witness

/s/ Brian Bennett	Date:	8/22/07

Contractor (Signature)

Print Name and Title

/s/ Cheryl Buckley	Date:	8/22/07

Witness

985 Union Hill Road (Address and Zip Code)

Alpharetta, GA 30004 (City, State, Zip Code)